EXHIBIT (d)(2)(Q)



                               AMENDED SCHEDULE B
                     COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Capital Guardian Trust Company("Portfolio Manager") to the following Series of The GCG Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                             RATE

Large Cap Value          0.50 on first $150 million;
                         0.45 on next $150 million;
                         0.35% on next $200 million; and
                         0.30% thereafter.

Managed Global           0.65% on first $150 million;
                         0.55% on next $150 million;
                         0.45% on next $200 million; and
                         0.40% thereafter.

Small Cap                0.65% on first $150 million;
                         0.50% on next $150 million;
                         0.40% on next $200 million; and
                         0.35% thereafter.



      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the ____ day ________, 2000.

                                   THE GCG TRUST


Attest _________________           By: ___________________

Title: _________________           Title:_________________

                                   DIRECTED SERVICES, INC.

Attest _________________           By: ___________________

Title: _________________           Title:_________________

                                   CAPITAL GUARDIAN TRUST COMPANY


Attest _________________           By: ___________________

Title: _________________           Title:_________________



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